Exhibit 99.1

Shares Transfer Agreement

Transferor Party A

Zhang Yousheng etc 17 shareholders.

Transferee Party B

China Housing & Land Development, Inc. Stock Symbol CHLN Legal Representative: Lu Pingji

        Xi’an New Land Development Co., LTD (“New Land”) which is owned collectively by Party A now is in cooperation with BaQiao District Government of Xi’an City in developing BaQiao Science & Technology Industrial Park, a provincial development zone in Shaan’xi Province. This development zone has already been listed in the overall planning of Xi’an city by Xi’an Central Government, with trade and commerce, tourism, residence and logistics as the integrated core activities. Due to its advantages in geographic location, it possesses a prospective future. With respect to the transfer of New Land stock ownership, pursuant to the negotiation between the two parties “Corporation Law of P.R.C” and other relevant law and regulations, and in accordance with the principle of equality and mutual benefit, the two parties have reached the following agreements:

Item 1: Amount and Price in Shares Transfer

        On the condition that Party B meets and satisfies the acquisition terms and conditions requested by Party A, Party A agrees to transfer the full equity amount of 32 million shares of New Land, constituting 100% stock ownership of New Land, for an agreed-upon total transfer price of 270 million RMB.

Item 2: Term and Method of Payment

        Within 20 days after the signing of this agreement, Party B should pay five (5) million RMB to Party A as the earnest money. Within 30 days after Party B receives the overseas audit report of New Land, and if, in the opinion of Party B, such overseas audit report meets Party B’s acquisition conditions, Party B shall pay Party A additional 57 million RMB and together with the 5 million RMB earnest money, the total payment will be 62 million RMB. Party B will issue to Party A a promissory note of an aggregate principal of 208 million RMB (the “Promissory Note”), which will be paid back prior to or on January 30, 2009. The Promissory Note bears an interest rate of 10% per annum, payable quarterly in RMB Please see Attachment for details. The Promissory Note becomes binding automatically upon the receipt by Party A of the 62 million RMB. Meanwhile, Party A shall assist Party B in completing the legal procedure in connection with shares transfer.

Item 3: Rights and Obligations

Party A

        1) Upon the signing of this agreement, Party A shall provide Party B with the following documents and instruments:

1. Provide the Notice of the Reservation of BaQiao Science & Technology Industrial Park issued by the National Development & Reform Commission and Ministry of Land &Resource. (See Attachment)

        2)        Provide relevant policy documents issued by Xi’an Central Government of Shaanxi Province regarding the development zone. (See Attachment.)

        3)        The documents issued by Xi’an City Planning Bureau evidencing the authorization of the overall planning, planning map and other related matters. (See Attachment)

        4)        Relevant contracts signed with BaQiao District Government. (See Attachment)

        5)        Board Resolution approving the shares transfers.

        6)        Description of New Land and its projects.

        7)        A copy of New Land Business License.

2. Before the payment of the 5 million RMB’s earnest money, the amount of liability of New Land should be the amount on the balance sheet of New Land on December 31, 2006, which has been provided to Party B. (See Attachment). Party B’s prior permission is required for any additional reasonable expenditure cost due to operation.

3. After receiving the amount of 62 million RMB from Party B, the legal procedures of shares transfer ownership should be carried out.

4. Party A guarantees that there are no legal flaws/defects in the transferred stock ownership, and are valid against any third party.

Party B:

1. Provide Board Resolutions for the acceptance of share transfers.

2. After the signing of this agreement, pay 62 million RMB according to this agreement, and the rest 208 million RMB should be payable in accordance with the terms of the Promissory Note.

3. A Copy of Party B Business License;

4. A description of Party B.

        Item 4   Special Terms:

        After the signing of this agreement:

        1.  After the signing of this agreement, Party A may not contact with or solicit any other third Party about the issue of shares transfer;

        2.  Neither of the parties may disclose the information in this agreement to a third party. Notwithstanding the foregoing sentence, Party B may provide a copy of this agreement to relevant parties if required in connection with a financing by Party B;

        3.  Party A shall guarantee the genuiness, accuracy and completeness of the information and documents that Party A has provided to Party B (including, but not limited to, Stock Ownership Certificate, Asset Certificate, Business Contract and Financial Statement);

        4.  After the completion of shares transfer procedures by Party A and the commencement of management by Party B of New Land, Party B shall continue to employ all the staffs in New Land, and conduct the procedures of “ Four Insurance and One Fund” for all the staffs in accordance with Chinese Law.

        Item 5:

        If Party A cooperates with a third party spontaneously after receiving 5 million RMB’s earnest money from Party B, and such cooperation leads to the incompletion of acquisition contemplated by this agreement, Party B has the right to terminate this agreement, and Party A is required to return the earnest money to Party B in double amount; if Party B cannot make the payment for the stock ownership acquisition to Party A on time after party A completes all its obligations, Party A has the right to terminate this agreement and ask Party B to indemnify 5 million RMB.

        Item 6 Anything not discussed herein shall be negotiated and settled between and by Party A and Party B, terms of which shall be documented by addendum to this agreement with the same legal binding force as this agreement; if negotiation fails, the unresolved matters shall be resolved through lawsuit in New Land registration place.

        Item 7: The Attachments hereto constitute parts of the agreement.

        Item 8. This agreement shall become effective upon the signing by the two parties hereto. There are six copies in total and each party holds three copies.

Transferor Party A Zhang Yousheng etc 17 shareholders Signature

Name	Signature	Name	Signature	Name	Signature

Transferee Party B

China Housing & Land Development, Inc. Official Seal Legal Representative: Signature

Date: